AMENDED AND RESTATED SCHEDULE A

dated June 5, 2025

to the

Expense Limitation Agreement

dated February 23, 2016 between

The Advisors’ Inner Circle Fund

and

CIBC Private Wealth Advisors, Inc.

(formerly, AT Investment Advisers, Inc.)

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
CIBC Atlas Disciplined Equity Fund (formerly, AT Disciplined Equity Fund)	0.80%	February 28, 2017
CIBC Atlas Income Opportunities Fund (formerly, AT Income Opportunities Fund)	0.85%	February 28, 2017
CIBC Atlas Mid Cap Equity Fund (formerly, AT Mid Cap Equity Fund)	1.00%	February 28, 2017
CIBC Atlas International Growth Fund	1.21%	February 28, 2021
CIBC Atlas Thematic Solutions Fund	1.00%	February 28, 2027

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND

By:	/s/ Eric Griffith
Name:	Eric Griffith
Title:	Vice President and Assistant Secretary

CIBC PRIVATE WEALTH ADVISORS, INC.

By:	/s/ David L. Donabedian
Name:	David L. Donabedian
Title:	Co-Chief Investment Officer